Exhibit 5.1
[KURZMAN EISENBERG CORBIN & LEVER, LLP LETTERHEAD]
ksteiner@kelaw.com
(914) 993-6054
November 14, 2025
Sachem Capital Corp.
568 East Main Street
Branford, Connecticut 06405
Re: Sachem Capital Corp. – At-the-Market Offering of 7.75% Series A Preferred Cumulative Redeemable Preferred Stock, par value $0.001 per share
Ladies and Gentlemen:
We have acted as special counsel to Sachem Capital Corp., a New York corporation (the “Company”), in connection with the offer and sale from time to time of up to $18,450,000 of shares of its 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the At Market Issuance Sales Agreement (the “Sales Agreement”), dated November 14, 2025, and entered into by and among the Company, Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets, LLC. The offering is being made pursuant to a prospectus supplement, dated November 14, 2025 (the “Prospectus Supplement”), and a base prospectus, dated May 30, 2025 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), which are part of a “shelf” registration statement on Form S-3, SEC File No. 333-287346 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on May 30, 2025, registering for sale by the Company of up to $250 million of its securities, including common shares, par value $0.001 per share, preferred shares, par value $0.001 per share, debt securities, warrants and units.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Certificate of Incorporation of the Company, as amended to date;
2.The Amended and Restated Bylaws of the Company;
3.The Registration Statement;
4.The Prospectus;
5.The Sales Agreement;
6.A certificate issued by the Secretary of State of the State of New York, dated November 12, 2025, certifying that, according to the records of the New York State Department of State, the Company is an existing corporation in the State of New York;

Sachem Capital Corp.
November 14, 2025

7.The resolutions adopted by the board of directors of the Company (the “Board”), authorizing the sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;
8.A certificate executed by an officer of the Company, dated as of the date hereof; and
9.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In rendering the opinion set forth below, we have assumed the following: (i) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (ii) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms therein; and (iv) all Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of New York; and (ii) the issuance and sale of the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Resolutions and the Registration Statement against payment of the consideration for such Shares, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We do not express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States. Further, our opinion is based solely upon existing laws, rules and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K relating to the offering and sale of the Shares, which Current Report is incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not admit that we are experts or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sachem Capital Corp.
November 14, 2025

Very truly yours,
KURZMAN EISENBERG CORBIN & LEVER, LLP

By:	/s/ Katherine R. Steiner
Katherine R. Steiner, Partner